Exhibit 10.1

EMPLOYMENT AGREEMENT

FREDERICK H. EARNEST

THIS AGREEMENT is entered into to be effective as of September 22, 2006 (“EFFECTIVE DATE”) among Vista Gold Corp. (“VGC”) and its wholly owned subsidiary Vista Gold US Inc., a Delaware Corporation, whose address, along with that of VGC is 7961 Shaffer Parkway, Suite 5, Littleton CO 80127 (“Employer”), and Frederick Earnest (“Employee”).

1.                                       Employment.  Employer hereby employs Employee and Employee hereby accepts employment by Employer upon the terms and conditions hereinafter set forth.

2.                                       Term.  The term of this Agreement shall begin on the Effective Date and shall continue until December 31, 2008 or until terminated in accordance with the terms contained herein. After December 31, 2008, the Agreement will be renewed annually, unless in the opinion of the Board of Directors (the Board) of VGC, the agreement is not in the best interests of VGC or the Employer. In this case, a new agreement will be executed with the Employee. The new agreement will be identical in content to this Agreement, except the salary continuation period will be three months or such other period that the Board believes is normal under the then prevailing industry practices, the Employee’s longevity and position.

3.                                     Compensation.

(a)                                  For services rendered by Employee under this Agreement during calendar year 2006, Employer shall pay Employee salary, on an annualized basis, commencing September 22, 2006, of $155,000.  Subsequent years’ compensation for Employee shall be determined by Employer based upon Employee’s performance, but in no event shall Employee’s annualized compensation be reduced below $155,000.

(b)                                 In addition to the foregoing, Employee shall be entitled to receive other compensation and fringe benefits, to be paid by Employer, including four (4) weeks paid vacation per year; health, dental, life, disability and accidental death and dismemberment insurance, but that all such insurance shall be comparable to insurance provided to other employees of Employer; a 401(k) benefit plan on the same basis as made available to other United States employees of Employer; dues for professional organizations of which Employee is a member; and a performance bonus in accordance with the Employer’s executive incentive plan. The amount of the performance bonus, if any, to be paid by the Employer will be at the discretion of the Board and in no circumstances shall the Employee be entitled to claim any right or entitlement to a bonus regardless of his performance or the performance of VGC or the Employer during the Term.

(d)                                 VGC hereby grants to the Employee, subject to the terms and conditions set forth in the VGC Stock Option Plan (as in effect on the date hereof) and this Agreement, an irrevocable right and option (the “Option”) to purchase 100,000 Common Shares of VGC at the price of USD $9.29 per Share.  Fifty percent of the Options granted will vest on the date of the Board resolution approving the grant (September 22, 2006) and fifty percent will vest on the first anniversary of this date. These Options will be effective until the expiry date of the close of business on the 30th day of September, 2011 (the “Expiry Date”).

4.                                   Duties. Employee shall, from the effective date, assume the role of Senior Vice President of Project Development for VGC and the Employer.  As Senior Vice President of Project Development, Employee shall, subject to the direction and control of the Board and President & CEO, devote his whole working time and attention and all of his skills to the business of VGC and of Employer and shall perform all such acts as are necessary to properly and efficiently carry out the duties reasonably expected of a Senior Vice President.  During the Term, Employee shall at all times act in the best interests of VGC and Employer and shall not, without the prior consent in writing of the Board and President & CEO, enter into the services of or be employed in any capacity or for any purpose whatsoever by any firm, person or corporation and shall not be engaged as owner, operator, financier, advisor, manager, salesman or otherwise in any business, enterprise or undertaking other than pursuant to this Agreement. This clause is subject to the provisions of Paragraph 6(b) below regarding “Fundamental Change”.

5.                                     Board.  If requested by the Board, Employee shall also act as an officer of or the nominee of VGC on the board of directors of any other companies in which VGC has an interest.  On termination of Employee’s employment with the Employer, for any reason, Employee shall resign as a director (if then applicable) and officer of VGC and Employer and each such other company in which Employee has been appointed by VGC as an officer or as the nominee of VGC on the board of directors and Employee agrees to sign all documents and take all steps as are necessary to effect such resignations.

6.             Termination and Severance Pay.

(a)                                  The phrase “just cause” as used in this Agreement shall include, but not be limited to, failure to perform Employee’s duties hereunder in a manner reasonably satisfactory to the Board (it being understood that the Employee shall be provided with not less that sixty (60) days’ notice and opportunity to cure any such failures before they are deemed “just cause”), death, permanent disability, breach of any fiduciary duty to VGC and

Employer, or conviction in a criminal proceeding (excepting traffic violations or similar misdemeanors).

(b)                                 The phrase “Fundamental Change” as used in this Agreement means:

(i)                                     an adverse change in any of the duties, powers, rights, discretion, salary or benefits of Employee as they exist at the Effective date;

(ii)                                  a diminution of the title of Employee as it exists at the Effective Date;

(iii)                               a change in the metropolitan area at which the Employee is regularly required to carry out the terms of his employment with  VGC and the Employer at the Effective Date.

(c)                                  Employee may terminate this Agreement upon 30 days written notice to Employer prior to such date of termination.

(d)                                 Subject to the provisions of Paragraph 6(e) below, Employer may terminate this Agreement for just cause, as defined in Paragraph 6(a) above, immediately upon written notice to Employee (except in instances in which the cure period applies, in which event the notice may not be given until the end of the cure period), with the result that all benefits to Employee under this Agreement shall cease immediately upon Employer’s issuance of that notice.

(e)                                  In the event that a Fundamental Change occurs in Employee’s employment other than for just cause or if Employee’s employment under this Agreement is terminated other than for just cause, Employee shall be entitled to:

(i)                                     continuation of his salary (less the usual statutory and other deductions) for six months after such Fundamental Change or termination (“Continuation Period”);

(ii)                                  for vacation and retirement savings plan purposes, the Continuation Period will count as regular employment;

(iii)                               subject to the approval of VGC’s Compensation Committee and the requirements of VGC’s stock option plan, for the purposes of any stock options Employee holds, all options not yet vested shall be deemed vested as of the date of termination of Employee’s employment, and for purposes of exercise of such options, Employee’s employment shall be deemed to be terminated at the end of the Continuation Period, unless he has elected the Retirement Option, described in Paragraph 6(g) below, in which event Employee’s employment terminates upon the termination date;

(iv)                              Employee is eligible for the pro rata portion of the annual performance bonus, if any, to which he would have been entitled to the date of termination.  This bonus amount, if any (less any statutory holdback), will be payable when awarded by Employer in the ordinary course of its business, notwithstanding the date of Employee’s termination;

(v)                                 all of Employee’s benefits paid by Employer, as described in Paragraph 3(b), will be continued during the Continuation Period, to the extent that Employer maintains such benefits for its other employees during the Continuation Period; provided, however, that if Employee becomes employed by another employer prior to the expiry of the Continuation Period, Employee’s benefits will be discontinued by Employer upon Employee’s eligibility for benefits with his new employer; and

(vi)                              if long term disability coverage is available after termination, Employee may elect to continue that insurance at his expense; however, Employee acknowledges that Employer’s insurer may consider that there has been a material change in Employee’s employment status that could increase the amount of the premiums for same.  If Employer is paying the premiums for Employee’s disability coverage at the time of Employee’s termination, Employer shall continue to pay during the Continuation Period the amount of premiums it was paying at the time of termination, it being understood and agreed that any subsequent increased premium amount shall be at the sole cost of Employee.

(f)                                    In the event Employee’s employment hereunder is terminated at any time prior to the termination of this Agreement by his voluntary resignation or for just cause by Employer, Employee shall be entitled to a pro rata portion of any bonus to which he otherwise would have been entitled to receive that year, but Employee shall not be entitled to any severance pay or other benefits after such resignation or termination, except such as may be payable to him pursuant to the terms of any profit sharing plan of Employer then in effect (there being no such plan in effect as of the Effective Date).

(g)                                 In the event of a Fundamental Change as provided in Paragraph 6(e) or a termination other than for just cause, Employee may elect the “Retirement Option”, by so advising Employer in writing within thirty (30) days after the Fundamental  Change occurs.  If Employee so elects, he will receive his salary, vacation pay, and the reasonable present value of Employee’s other Employer-paid benefits for the Continuation Period (less statutory holdbacks) in a lump sum retiring allowance following termination. If the Employee wishes to make contributions to the 401-k plan, if permitted by the plan, he may do so and the Employer will match the contributions according to the Employers benefit plan.

(h)                                 In the event of Employee’s death after commencement but before expiry of the Continuation Period, any unpaid salary, vacation, bonus or other amount that would have been payable under this Agreement during the remainder of the Continuation Period will be paid as a lump sum to Employee’s estate, and for the purposes of all survivor benefits it will be deemed that Employee died while employed by Employer so that Employee’s designed beneficiaries or Employee’s estate receive such survivor benefits.

7.                                       Lawsuits.  Employee shall promptly notify the Board of any suit, proceeding or other action commenced or taken against VGC and/or Employer or of any facts or circumstances of which Employee is aware which may reasonably form the basis of any suit, proceeding or action against Employer.

8.                                 Board Information.  Employee shall keep the Board fully informed of all matters concerning VGC and Employer and shall provide the Board with status reports concerning VGC at such times, in such manner and containing such information as the Board may request from time to time.

9.                                   Compliance with Laws.  To carry out his obligations hereunder, Employee shall make reasonable efforts to familiarize himself with and shall cause VGC and Employer to comply with all relevant and applicable laws, regulations and orders and in particular, shall conduct the business of VGC in a manner so as to cause VGC to comply in all material respects with all federal, provincial, state or local environmental laws, regulations and orders of application in each jurisdiction where VGC carries on business or owns assets.  Employee shall promptly notify the Board if he becomes aware that VGC or any of its subsidiaries has violated any law.

10.                                 Disclosure of information.  By acceptance of this Agreement, Employee expressly acknowledges that he has received or will receive certain confidential information pertaining to the operations and business affairs of VGC and, as the same may exist from time to time, such information is a valuable, special and unique asset of  VGC’s business.  Employee agrees that he shall not, during his employment under this Agreement or at any time thereafter, disclose any such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever without the prior written consent of VGC.  Employee also hereby agrees that immediately upon any termination of this Agreement, for any reason whatsoever, Employee shall return to VGC all copies of any such information (in whatever form) then in Employee’s possession.

11.                                 Assignment.  This Agreement and rights and obligations of the parties hereto may be assigned by VGC and shall bind and inure to the benefits of the assigns, successor or successors of VGC and, insofar as payments are to be made to Employee after his death, shall inure to the benefit of the assigns, heirs, estate or legal representative of Employee.  This Agreement is personal to Employee and may not be assigned by Employee.

12.                                 Entire Agreement; Modifications.  This document contains the entire agreement of the parties with respect to the subject matter hereof, and it may only be changed, modified, supplemented or amended by an agreement in writing signed by the party to be bound thereby.

13.                                 Governing Law.  This Agreement shall be interpreted and governed in accordance with the laws of the State of Colorado.

14.                                 Severability.  If any part of this Agreement is for any reason declared to be illegal, invalid, unconstitutional, void or unenforceable, all other provisions hereof not so held shall be and remain in full force and effect, and the intention of the parties as expressed in the stricken provision(s) shall be given effect to the extent possible.

15.                                 Dollar References.  All references to “dollars” and “$” shall mean United States Dollars.

16.                                 Review by Employee’s Counsel.  Employee acknowledges that the employer has provided the Employee the opportunity to have this Agreement reviewed on his behalf by a Colorado attorney.  Employer has agreed to reimburse Employee for reasonable attorney’s fees and expenses incurred by Employee in such review.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth below their signatures, effective as of the day and year first above written.

(C/S)

The Corporate Seal of
Vista Gold Corp. was hereunto
Affixed in the presence of:

/s/ Michael B. Richings
Authorized Signatory

/s/Gregory G. Marlier
Authorized Signatory

Signed, Sealed and Delivered
By Frederick H. Earnest
In the presence of:

/s/Frederick H. Earnest
Frederick H. Earnest

/s/Connie Martinez
Witness